Exhibit 99.2

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(in thousands, except share data)

	(1)	(2)
	March 31,	December 31,
	2015	2014
ASSETS
Cash and due from banks	$6,889	$6,757
Interest bearing deposits with banks	29	10
Cash and cash equivalents	6,918	6,767

Securities available for sale	139,159	142,903
Restricted investment in Federal Home Loan Bank (FHLB) stock	2,307	2,726
Investment in unconsolidated subsidiary	4,405	4,369
Loans	291,489	294,901
Less: Allowance for loan losses	(2,399)	(2,380)
Total loans, net of allowance for loan losses	289,090	292,521
Premises and equipment, net	6,458	6,533
Other real estate owned	420	232
Bank owned life insurance and annuities	14,899	14,807
Equity investment in low income housing project	3,727	3,847
Core deposit intangible	63	74
Goodwill	2,046	2,046
Mortgage servicing rights	198	193
Accrued interest receivable and other assets	3,241	3,511
Total assets	$472,931	$480,529
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$81,742	$77,697
Interest bearing	300,184	303,187
Total deposits	381,926	380,884

Securities sold under agreements to repurchase	4,785	4,594
Short-term borrowings	6,950	15,950
Long-term debt	22,500	22,500
Other interest bearing liabilities	1,407	1,412
Accrued interest payable and other liabilities	4,872	5,333
Total liabilities	422,440	430,673
Stockholders’ Equity:
Preferred stock, no par value:
Authorized - 500,000 shares, none issued	-	-
Common stock, par value $1.00 per share:
Authorized - 20,000,000 shares
Issued - 4,745,826 shares
Outstanding -
4,187,441 shares at March 31, 2015;
4,187,441 shares at December 31, 2014	4,746	4,746
Surplus	18,422	18,409
Retained earnings	39,647	39,644
Accumulated other comprehensive loss	(1,578)	(2,197)
Cost of common stock in Treasury:
558,385 shares at March 31, 2015;
558,385 shares at December 31, 2014;	(10,746)	(10,746)
Total stockholders’ equity	50,491	49,856
Total liabilities and stockholders’ equity	$472,931	$480,529

(1) Unaudited

(2) Unaudited but derived from audited financial statements; does not include related disclosures.

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income

(Unaudited, in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2015	2014
Interest income:
Loans, including fees	$3,547	$3,550
Taxable securities	561	355
Tax-exempt securities	118	130
Other interest income	-	1
Total interest income	4,226	4,036
Interest expense:
Deposits	481	621
Securities sold under agreements to repurchase	1	1
Short-term borrowings	11	1
Long-term debt	68	-
Other interest bearing liabilities	4	4
Total interest expense	565	627
Net interest income	3,661	3,409
Provision for loan losses	50	20
Net interest income after provision for loan losses	3,611	3,389
Non-interest income:
Customer service fees	364	268
Debit card fee income	205	203
Earnings on bank-owned life insurance and annuities	90	97
Trust fees	81	76
Commissions from sales of non-deposit products	90	112
Income from unconsolidated subsidiary	49	37
Fees derived from loan activity	34	38
Mortgage banking income	54	29
(Loss) gain on sales and calls of securities	(17)	5
Other non-interest income	50	55
Total non-interest income	1,000	920
Non-interest expense:
Employee compensation expense	1,474	1,352
Employee benefits	550	403
Occupancy	282	282
Equipment	128	114
Data processing expense	387	380
Director compensation	49	57
Professional fees	114	99
Taxes, other than income	89	107
FDIC Insurance premiums	87	81
Gain on sales of other real estate owned	-	(18)
Amortization of intangibles	11	11
Amortization of investment in low-income housing partnership	120	120
Other non-interest expense	313	348
Total non-interest expense	3,604	3,336
Income before income taxes	1,007	973
Provision for income taxes	83	70
Net income	$924	$903
Earnings per share
Basic	$0.22	$0.22
Diluted	$0.22	$0.22
Cash dividends declared per share	$0.22	$0.22
Weighted average basic shares outstanding	4,187,441	4,196,266
Weighted average diluted shares outstanding	4,188,624	4,196,614